Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Edgewise Therapeutics, Inc.:

We consent to the use of our report dated March 1, 2021, except as to the reverse stock split information in note 10, which is as of March 19, 2021, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

March 25, 2021